Exhibit 8.1

June 22, 2021

Switchback II Corporation

5949 Sherry Lane, Suite 1010

Dallas, TX 75225

Re:    Switchback II Corporation Tax Opinion

Ladies and Gentlemen:

We have acted as counsel for Switchback II Corporation, an exempted company incorporated in the Cayman Islands with limited liability under company number 366815 (“Switchback”), in connection with the Business Combination Agreement, dated as of May 11, 2021 (as amended and supplemented through the date hereof, the “Business Combination Agreement”),1 by and among Switchback, Maverick Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of Switchback, Bird Rides, Inc., a Delaware corporation, and Bird Global Inc., a Delaware corporation and wholly owned direct subsidiary of Bird (“Bird Holdings”).

Pursuant to the Business Combination Agreement, Switchback will change its jurisdiction of incorporation from the Cayman Islands to Delaware by merging with and into Bird Holdings, with Bird Holdings surviving the merger with ownership identical to that of Switchback (the “Domestication Merger”). In connection with the registration statement on Form S-4 (File No. 333-256187) initially filed by Bird Holdings on May 14, 2021, including the proxy statement/prospectus contained therein and the exhibits and schedules thereto, relating to the transactions contemplated by the Business Combination Agreement (as amended through the date hereof, the “Form S-4”), you have requested our opinion as to certain U.S. federal income tax matters set forth in the section entitled “The Business Combination—Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—The Domestication Merger” (the “Tax Disclosure”).

In providing our opinion, we have examined the Business Combination Agreement, the Form S-4 and such other documents, records, and papers as we have deemed necessary or appropriate in order to give the opinion set forth herein. Further, in providing our opinion, we have assumed (without any independent investigation or review thereof) that:

(i)	the Domestication Merger and the other transactions contemplated by the Business Combination Agreement (collectively, the “Transactions”) will be consummated in

[1]	Except as otherwise provided, capitalized terms used but not defined herein have the meaning ascribed to them in the Business Combination Agreement.

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Houston London Los Angeles New York Richmond Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

Switchback II Corporation June 22, 2021 Page 2

accordance with the provisions of the Business Combination Agreement and as described in the Form S-4 (and no covenants or conditions described therein and affecting this opinion will be waived or modified), and the Business Combination will be effective under applicable corporate law as described in the Business Combination Agreement and the other agreements referred to therein;

(ii)

all of the information, facts, statements, representations, and covenants set forth in (A) the Business Combination Agreement, the Form S-4, the other agreements referred to in the Business Combination Agreement and the Form S-4, the registration statement filed in connection with Switchback’s initial public offering, and Switchback’s other public filings (collectively, the “Documents”), and (B) the officer’s certificates, dated the date hereof, provided to us by Switchback and Bird Holdings (the “Officer’s Certificates”) are true, correct, and complete in all respects and will remain true, correct, and complete in all respects at all times up to and including the completion of the Transactions, and no actions have been taken or will be taken that are inconsistent with such factual statements, descriptions, or representations or that will make any such factual statements, descriptions, or representations untrue, incomplete, or incorrect through the consummation of the Domestication Merger and the other Transactions;

(iii)

any representations and statements made in any of the Documents or the Officer’s Certificates qualified by knowledge, belief, or materiality (or comparable qualification) are true, complete, and correct in all respects and will continue to be true, complete, and correct in all respects at all times up to and including the completion of the Transactions, in each case without such qualification;

(iv)

the Documents represent the entire understanding of the parties with respect to the Domestication Merger and the other Transactions, there are no other written or oral agreements regarding the Domestication Merger and the other Transactions other than the Business Combination Agreement and the other agreements referred to therein, and none of the material terms and conditions thereof have been or will be waived or modified;

(v)

all documents, records, and papers submitted to us as originals (including signatures thereto) are authentic, all documents, records, and papers submitted to us as copies conform to the originals, all relevant documents, records, and papers have been or will be, as applicable, duly executed in the form presented to us, and all parties to such documents, records, and papers had or will have, as applicable, the requisite corporate powers and authority to enter into such documents, records, and papers and to undertake and consummate the Transactions; and

(vi)	all applicable reporting requirements have been or will be satisfied.

If any of the assumptions described above are untrue for any reason, or if the Transactions are consummated in a manner that is different from the manner described in the Business Combination Agreement, the Form S-4, or any of the other Documents, our opinion as expressed below may be adversely affected.

This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the legislative history to the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, case law, and such other authorities as we have considered

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relevant, all as in effect and publicly available as of the date hereof. The authorities upon which this opinion is based are subject to change or differing interpretations, possibly with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Domestication Merger or the other Transactions, or any inaccuracy in the statements, facts, assumptions, and representations on which we have relied, may affect the continuing validity of this opinion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention (or to supplement or revise our opinion to address any such change or inaccuracy) subsequent to the date hereof. No opinion is expressed as to any transactions other than the Domestication Merger occurring in connection with the Business Combination or as to any matter other than those specifically covered by this opinion. In particular, this opinion is limited to the matters discussed in the Tax Disclosure and does not address (i) the U.S. federal income tax treatment of any shareholder subject to special rules under the Code or the Treasury Regulations, as further described in the Tax Disclosure, (ii) any matter arising in connection with Section 367 of the Code, or (iii) any matter arising in connection with the “passive foreign investment company” rules of Sections 1291–1297 of the Code.

Based upon and subject to the foregoing, we confirm that the statements set forth in the Form S-4 under the heading “The Business Combination—Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—The Domestication Merger,” insofar as they address the material U.S. federal income tax considerations of the Domestication Merger for beneficial owners of Class A Ordinary Shares and Switchback Warrants (each as defined in the Form S-4) and discuss matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, and except to the extent stated otherwise therein, are our opinion, subject to the assumptions, qualifications, and limitations stated herein and therein.

We are furnishing this opinion solely in connection with the filing of the Form S-4. This opinion is based on facts and circumstances existing on the date hereof, and we undertake no obligation to update this opinion in the future. We hereby consent to the filing of this letter as an exhibit to the Form S-4 and to the references therein to us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Vinson & Elkins LLP

VINSON & ELKINS LLP